Exhibit: 21.1
PSMH Holdings, Inc.
List of Subsidiaries

WWYH, Inc., a Texas corporation, is a wholly owned inactive subsidiary of the registrant, PSM Holdings, Inc.

PrimeSource Mortgage, Inc., a Delaware corporation, is a wholly owned subsidiary of WWYH, Inc.